OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Todd Fromer / Garth Russell KCSA Worldwide 212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS REPORTS THIRD QUARTER 2007 RESULTS

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Company Reports 24th Consecutive Profitable Quarter

SACRAMENTO, Calif., November 14, 2007 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI) today reported financial results for the three and nine month periods ended September 30, 2007.

For the nine months ended September 30, 2007, OIS reported net revenues of $10.9 million compared with net revenues of $11.4 million for the same period last year. Net income for the nine months ended September 30, 2007 was $1.5 million, or $0.09 and $0.08 earnings per basic and diluted share, respectively, compared with net income of $1.6 million, or $0.10 and $0.09 earnings per basic and diluted share, respectively, for the prior year period. Potential sales and net income growth during the first nine months of 2007 were offset by two large contracts in the second and third quarters of 2006.

For the three months ended September 30, 2007, OIS reported net revenues of $3.2 million, compared with net revenues of $3.9 million for the same period in 2006. Net income for the third quarter of 2007 was $0.3 million, or $0.02 earnings per basic and diluted share, compared with net income of $0.6 million, or $0.04 and $0.03 earnings per basic and diluted share, respectively, for the third quarter of 2006. As discussed above, results for the three months ended September 30, 2006 reflect a large contract that offset potential growth for the same period in 2007.

As of September 30, 2007, the Company reported $9.8 million in total shareholder equity, compared to $8.2 million as of December 31, 2006.

Gil Allon, Chief Executive Officer of OIS, stated, “Our digital imaging equipment business remains steady, while we also continue to experience greater demand for our informatics and Picture Archiving and Communications Systems (“PACS”). Moving forward, we have made it our primary focus to build on our current offerings. This week we launched three new informatics products at the American Academy of Ophthalmology’s 111th Annual Meeting in New Orleans, including OIS Symphony™, our PACS solution for Ophthalmology.”

OIS                                         www.oisi.com

221 Lathrop Way, Suite I       MAIN 800.338.8436

Sacramento, CA 95815 fax     916.646.0207
USA

Ophthalmic Imaging Systems

Press Release
November 14, 2007

“In addition, we are taking steps to solidify OIS as a global brand in the ophthalmology industry. During the quarter we announced a non-binding agreement to acquire our majority shareholder, MediVision Medical Imaging. This agreement will give us greater control over our research and development capabilities, and sales and distribution in Europe, while also simplifying our capital structure. Beyond the MediVision acquisition, we are also looking to make other acquisitions that will allow us to broaden our portfolio of offerings and increase shareholder equity.”

The acquisition of MediVision is pending a definitive agreement, which will require approval from the board of directors and shareholders of both companies.

In addition, OIS recently strengthened its Board of Directors during the quarter with the appointment of two independent members: Jonathan R. Phillips and William D. Greer, CPA. Messrs. Phillips and Greer replaced Michael Benoff and Merle Symes on the Company’s Board of Directors.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

* * * C O N T I N U E D* * * * *

OIS                                          www.oisi.com

221 Lathrop Way, Suite I        MAIN 800.338.8436

Sacramento, CA 95815 fax      916.646.0207
USA

Ophthalmic Imaging Systems

Press Release
November 14, 2007

Selected Financial Data

Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
NET REVENUES	$3,156,681	$3,927,257	$10,934,694	$11,395,147
COST OF SALES	$1,337,237	$1,709,611	$4,651,256	$4,964,845
GROSS PROFIT	$1,819,444	$2,217,646	$6,283,438	$6,430,302

SALES AND MARKETING	$780,249	$825,023	$2,456,253	$2,476,196
RESEARCH AND DEVELOPMENT	$368,788	$413,302	$1,169,607	$1,175,550
GENERAL AND ADMINISTRATIVE	$349,729	$425,448	$1,305,192	$1,194,348
TOTAL OPERATING EXPENSES	$1,498,766	$1,663,773	$4,931,052	$4,846,094
INCOME FROM OPERATIONS	$320,678	$553,873	$1,352,386	$1,584,208
INTEREST AND OTHER EXPENSE, NET	$46,304	$39,328	$153,628	$29,163
NET INCOME BEFORE INCOME TAXES	$366,982	$593,201	$1,506,014	$1,613,371
INCOME TAXES	($23,358)	$13,632	($51,540)	$13,632
NET INCOME	$343,624	$606,833	$1,454,474	$1,627,003

BASIC NET INCOME PER SHARE	$0.02	$0.04	$0.09	$0.10

SHARES USED IN THE CALCULATION OF BASIC EARNINGS PER SHARE	16,827,122	16,102,997	16,627,821	16,026,730

DILUTED NET INCOME PER SHARE	$0.02	$0.03	$0.08	$0.09

SHARES USED IN THE CALCULATION OF DILUTED EARNINGS PER SHARE	17,925,671	17,862,301	18,092,671	17,701,767

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OIS                                          www.oisi.com

221 Lathrop Way, Suite I        MAIN 800.338.8436

Sacramento, CA 95815 fax      916.646.0207
USA